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                                                                    EXHIBIT j(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of the MainStay Funds:

We consent to the use of our report dated August 29, 2005 with respect to the financial statements of the MainStay Large Cap Growth Fund, one of the funds constituting the MainStay Funds, as of and for the year ended June 30, 2005, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and in the introduction to and under the headings "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 28, 2005